EX-(p)(11)

Invesco Advisers, Inc.

CODE OF ETHICS

January 1, 2019

Code of Ethics	1

TABLE OF CONTENTS

Section	Item		Page

I.	Introduction		3

II.	Statement of Fiduciary Principles		3

III.	Compliance with Laws, Rules and Regulations; Reporting of Violations		4

IV.	Limits on Personal Investing		4
	A. Personal Investing		4
	1	Pre-clearance of Personal Securities Transactions	4
	2	Blackout Period	5
		● De Minimis Exemptions	6
	3	Prohibition of Short-Term Trading Profits	7
	4	Initial Public Offerings	8
	5	Prohibition of Short Sales by Investment Personnel	8
	6	Restricted List Securities	8
	7	Other Criteria Considered in Pre-clearance	8
	8	Covered Account Requirements	8
	9	Private Securities Transactions	9
	10	Limited Investment Opportunity	9
	11	Excessive Short-Term Trading in Funds	10

	B. Invesco Ltd. Securities		10
	C. Limitations on Other Personal Activities		10
	1	Outside Business Activities	10
	2	Gifts and Entertainment	10
		● Gifts	11
		● Entertainment	11
	3	U.S. Department of Labor Reporting	11
	D. Parallel Investing Permitted		11

V.	Reporting Requirements		11
		a. Initial Holdings Reports	12
		b. Quarterly Transaction Reports	12
		c. Annual Holdings Reports	13
		d. Gifts and Entertainment Reporting	13
		e. Certification of Compliance	14

VI.	Reporting of Potential Violations of Law or Invesco Policy		14

VII.	Administration of the Code of Ethics		14

VIII.	Sanctions		15

IX.	Exceptions to the Code		15

X.	Definitions		15

XI.	Invesco Ltd. Policies and Procedures		18

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XII.	Global Ethics Office Contacts	18

Invesco Advisers, Inc.

CODE OF ETHICS

(Originally adopted February 29, 2008; Amended effective January 1, 2019)

I.	Introduction

Invesco Advisers, Inc. has a fiduciary relationship with respect to each portfolio under management. The interests of Clients and of the shareholders of investment company Clients take precedence over the personal interests of Covered Persons (defined below). Capitalized terms used herein and not otherwise defined are defined at the end of this document.

This Code of Ethics (“the Code”) applies to Invesco Advisers, Inc., Invesco Advisers, Inc’s. affiliated Broker-dealers (Invesco Distributors, Inc. and Invesco Capital Markets, Inc.), all Invesco Affiliated Mutual Funds, and all of their Covered Persons. Covered Persons include:

•

any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any of Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties: makes, participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making investment recommendations, or obtains information concerning investment recommendations, with respect to such purchase or sale of Covered Securities; or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations, or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.;

•	all employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.; and
•

any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be deemed to be Covered Persons by Compliance.

Invesco Funds have created a separate Code of Ethics for Trustees of the Affiliated Mutual Funds. Independent Trustees are not Covered Persons under the Invesco Advisers, Inc. Code of Ethics. Trustees who are not Independent Trustees and are not Employees of Invesco are also not Covered Persons under the Invesco Advisers, Inc. Code of Ethics, but must report his or her securities holdings, transactions, and accounts as required in the separate Code of Ethics for Trustees of the Affiliated Mutual funds.

II.	Statement of Fiduciary Principles

The following fiduciary principles govern Covered Persons:

•	the interests of Clients and shareholders of investment company Clients must be placed first at all times and Covered Persons must not take inappropriate advantage of his or her positions; and

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•	all personal securities transactions must be conducted consistent with this Code and in a manner to avoid any abuse of an individual’s position of trust and responsibility; and

•

this Code is our effort to address conflicts of interest that may arise in the ordinary course of our business and does not attempt to identify all possible conflicts of interest. This Code does not necessarily shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients and shareholders of investment company Clients.

III.	Compliance with Laws, Rules and Regulations; Reporting of Violations

All Employees are required to comply with applicable state and federal securities laws, rules and regulations and this Code. Employees shall promptly report any violations of laws or regulations or any provision of this Code of which they become aware to Invesco Advisers, Inc.’s Chief Compliance Officer or his/her designee. Additional methods of reporting potential violations are described in Section VI. of this Code under “Reporting of Potential Violations of Law or Invesco Policy.”

IV.   Limits on Personal Investing

A. Personal Investing

1. Pre-clearance of Personal Security Transactions. All Covered Persons must pre-clear with Compliance, using the automated review system, all personal security transactions involving Covered Securities in which they have, or would have after the transaction, a Beneficial Interest unless otherwise indicated below. A Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements.

Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval. Good-until-cancelled orders (GTCs) are not allowed.

Additionally, all Covered Persons must pre-clear personal securities transactions involving Covered Securities over which they have discretion. For example, if a Covered Person is directing the transactions for a friend or family member (regardless of whether they share the same household) all transactions in Covered Securities must be pre-cleared.

Covered Securities include, but are not limited to, all investments that can be traded by an Invesco Advisers, Inc. entity for its Clients, including, but not limited to, stocks, bonds, municipal bonds, exchange-traded products(ETPs), closed-end funds, and any of their derivatives such as options and futures. All Invesco Affiliated Mutual Funds (including both open-end mutual funds and closed-end funds) and Invesco AffiliatedETPs are considered Covered Securities.

All transactions in Invesco Ltd. securities must be pre-cleared. Please refer to section IV.B for additional guidelines on Invesco Ltd. securities. Any transaction in a previous employer’s company stock that is

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obtained through an employee benefit plan or company stock fund held in an external retirement plan requires pre-clearance.

The Following Pre-clearance Exemptions Apply:

Invesco Affiliated Open–End Mutual Funds: All Affiliated Open-End Mutual Funds must be held with an Approved Broker, at the Affiliated Mutual Funds’ transfer agent, in the CollegeBound 529 Savings Plan, or in the Invesco 401(k). Pre-clearance is not required for transactions in Affiliated Mutual Funds as long as the shares are held in compliance with this requirement.

CollegeBound 529 Savings Plan: All transactions in the CollegeBound 529 Savings Plan are exempt from pre-clearance.

Exchange Traded Products: Covered Persons are exempt from pre-clearing broad-based Exchange Traded Products such as Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs) and Exchange Traded Commodities (ETCs) as described on the Pre-clearance Exempt ETF List, and any derivatives of these securities such as options. All Invesco Affiliated ETPs and ETPs not listed on the Pre-clearance Exempt ETF List must be pre-cleared.

Currencies, commodities: Covered Persons are exempt from pre-clearing transactions in currencies and commodities.

Options, futures and all other derivatives based on an index of securities, currencies, and commodities: Covered Persons are exempt from pre-clearing transactions in derivatives of an index of securities, currencies and commodities.

All Covered Securities are still subject to requirements and limits on personal investing as described in Section IV. and V. of the Code, irrespective of whether pre-clearance is required.

Exempted Securities:

Covered Securities do not include shares of money market funds, U.S. government securities, certificates of deposit or shares of open-end mutual funds that are not Affiliated Mutual Funds. Unit investment trusts, including those advised by Invesco Advisers, Inc., are not Covered Securities. However, this definition shall not apply to any series of the PowerShares QQQ Trust or the BLDRS Index Fund Trust. (Please refer to the “Definitions” section of this Code for more information on the term, Covered Security.)

If you are unclear about whether a proposed transaction involves a Covered Security, contact Compliance via email at codeofethicsnorthamerica@invesco.com or by phone at 1-877-331-CODE [1-877-331-2633] prior to executing the transaction.

Compliance will consider the following factors, among others, in determining whether or not pre-clearance approval will be provided. Please note that you must obtain pre-clearance even if you believe your transactions request satisfies the criteria below. The automated review system will review personal trade requests from Covered Persons based on the following considerations:

2. Blackout Period. Invesco Advisers, Inc. does not permit Covered Persons to trade in a Covered Security if there is conflicting activity in an Invesco Client account.

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•	Non-Investment Personnel.

•	may not buy or sell a Covered Security within two trading days after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

•	Investment Personnel.

•	may not buy or sell a Covered Security within three trading days before or after a Client trades in that security.

•	may not buy or sell a Covered Security if there is a Client order on that security currently with the trading desk.

For practical purposes, a Covered Person without knowledge of investment activity of a Client account would not know of such activity in advance of a Client trade. Therefore, for those Covered Persons, trading with pre-clearance approval granted prior to a Client transaction will not be considered a violation of this Code of Ethics. Compliance will review personal securities transactions to identify potential conflicts in which there is an appearance that such an Covered Person could have traded while he or she was aware of upcoming Client transactions. If a potential conflict exists, this would be considered a violation of the blackout period required by this Code of Ethics.

De Minimis Exemptions. Compliance will apply the following de minimis exemptions in granting pre-clearance when a Client has recently traded or is trading in a security involved in a Covered Person’s proposed personal securities transaction:

○	Equity de minimis exemptions.

•

If a Covered Person does not have knowledge of Client trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30-day period provided the issuer of such security is included in the Russell 1000 Index or any of the main indices globally included on the De Minimis Indices List which can be accessed on the Invesco intranet using the following link:

http://sharepoint/sites/Compliance-COE-

NA/Training/Documents/De%20Minimis%20Indices%20List.pdf

•

If a Covered Person does not have knowledge of Client trading activity in a particular equity security, he or she may execute up to 500 shares of such security in a rolling 30 day period provided that there is no conflicting Client activity in that security during the blackout period or on the trading desk that exceeds 500 shares per trading day.

○

Fixed income de minimis exemption. If a Covered Person does not have knowledge of Client trading activity in a particular fixed income security he or she may execute up to $100,000 of par value of such security in a rolling 30-day period.

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The automated review system will confirm that there is no activity currently on the trading desk on the security involved in the proposed personal securities transaction and will verify that there have been no Client transactions for the requested security within the last two trading days for all Covered Persons except Investment Personnel for whom the blackout period is the last three trading days. For Investments, Portfolio Administration and IT personnel, Compliance will also check the trading activity of affiliates with respect to which such personnel have potential access to transactional information to verify that there have been no Client transactions in the requested security during the blackout period. Compliance will notify the Covered Person of the approval or denial of the proposed personal securities transaction. Any approval granted to a Covered Person to execute a personal security transaction is valid for that business day only, except that if approval is granted after the close of the trading day such approval is good through the next trading day. If a Covered Person does not execute the proposed securities transaction prior to closing of the market immediately following the approval, the Covered Person must resubmit the request on another day for approval.

Any failure to pre-clear transactions is a violation of the Code and will be subject to the following potential sanctions:

•	A Letter of Education will be provided to any Covered Person whose failure to pre-clear is considered immaterial or inadvertent.

•

Deliberate failures to pre-clear transactions, as well as repeat and/or material violations, may result in in-person training, probation, withdrawal of personal trading privileges or employment termination, depending on the nature and severity of the violations.

3. Prohibition of Short-Term Trading Profits. Covered Persons are prohibited from engaging in the purchase and sale, or short sale and cover of the same Covered Security within 60 days at a profit. For further clarity, the limit on short-term trading profits applies to all Covered Securities, unless otherwise indicated in this Code, including derivatives of individual securities and Covered Securities that are pre-clearance exempt such as unaffiliated broad-based Exchange Traded Products as described in the Pre-clearance Exempt ETF List and Affiliated Open-End Mutual Funds.

Example:  August 12th SPY is purchased at $10 per share

          October 8th the shares of SPY are sold at $11 per share

          A profit of $1 per share was received within 60 days of the purchase date.

Although SPY does not require pre-clearance, selling at a profit within 60 days of purchase is prohibited and would result in a violation of the Code and disgorgement of profits.

If a Covered Person trades a Covered Security within the 60 day time frame, any profit from the trade will be disgorged to a charity of Invesco Advisers, Inc.’s choice and a letter of education may be issued to the Covered Person. Disgorgement amounts must represent the full amount of the profits received and are not adjusted to account for taxes or related fees.

Transactions in Exempted Securities, currencies, commodities and derivatives (such as options and futures) based on an index of securities, currencies, and commodities are exempt from the 60 day holding period.

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4. Initial Public Offerings. Covered Persons are prohibited from directly or indirectly acquiring Beneficial Interest of any security in an equity Initial Public Offering. Exceptions will only be granted in unusual circumstances and must be recommended by Compliance and approved by the Chief Compliance Officer or General Counsel (or designee) and the Chief Investment Officer (or designee) of the Covered Person’s business unit.

5. Prohibition of Short Sales by Investment Personnel. Investment Personnel are prohibited from effecting short sales of Covered Securities in his or her personal accounts if a Client of Invesco Advisers, Inc. for whose account they have investment management responsibility has a long position in those Covered Securities.

6. Prohibition on Investment Clubs. Participation in a club with the purpose of pooling money and investing based on group investment decisions is prohibited.

7. Restricted List Securities. Covered Persons requesting pre-clearance to buy or sell a security on the Restricted List may be restricted from executing the trade because of potential conflicts of interest.

8. Other Criteria Considered in Pre-clearance. In spite of adhering to the requirements specified throughout this section, Compliance, in keeping with the general principles and objectives of the Code, may refuse to grant pre-clearance of a Personal Securities Transaction in its sole discretion without being required to specify any reason for the refusal.

9. Covered Account Requirements.

a. U.S. Approved Brokers:

The following link, posted on the Invesco intranet site, includes a list of U.S. Approved Brokers. These brokers provide electronic transaction and statement feeds to Invesco Advisers, Inc.:

http://sharepoint/sites/Compliance-COE-

NA/Training/Documents/Approved%20Discount%20Broker%20List.pdf

b. U.S. Brokerage Account may only be held with:

•	U.S. Approved Brokers;

•	Full service broker-dealers, that are not a US Approved Broker, with which a Covered Person has engaged an investment advisor; or in limited circumstances,

•	Qualified retirement plans (such as external 401(k)s, 403(b)s, etc.) or other similar accounts that Covered Persons are not legally able to transfer.

Note: Accounts in which all trading is completed online and without a financial advisor, called a discount brokerage account, must be held with an Approved Broker.

Covered Persons located outside of the US are not subject to US Approved Broker requirements.

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c. U.S. Affiliated Open –End Mutual Funds may only be held with:

•	U.S. Approved Brokers;

•	The Invesco CollegeBound 529 Plan; or

•	Invesco Advisers, Inc.’s affiliated broker dealers (Invesco Distributors, Inc. and Invesco Capital Markets, Inc.) through Invesco’s transfer agency, Invesco Investments.

d. Discretionary Managed Accounts. In order to establish a discretionary managed account, a Covered Person must grant the manager complete investment discretion over a Covered Person’s account. Pre-clearance is not required for trades in this account; however, a Covered Person may not participate, directly or indirectly, in individual investment decisions or be aware of such decisions before transactions are executed. This restriction does not preclude a Covered Person from establishing investment guidelines for the manager, such as indicating industries in which a Covered Person desires to invest, the types of securities a Covered Person wants to purchase or a Covered Persons overall investment objectives. However, those guidelines may not be changed so frequently as to give the appearance that a Covered Person is actually directing account investments. Covered Persons must receive approval from Compliance to establish and maintain such an account and must provide written evidence that complete investment discretion over the account has been turned over to a professional money manager or other third party. Covered Persons are not required to pre-clear or list transactions for such managed accounts in the automated review system; however, Covered Persons with these types of accounts must provide an annual certification that they do not exercise direct or indirect control over the managed accounts.

10. Private Securities Transactions. Covered Persons may not engage in a Private Securities Transaction without first (a) giving Compliance a detailed written notification describing the transaction and indicating whether or not they will receive compensation and (b) obtaining prior written permission from Compliance. Investment Personnel who have been approved to acquire securities of an issuer in a Private Securities Transaction must disclose that investment to Compliance and the Chief Investment Officer of the Investment Personnel’s business unit when they are involved in a Client’s subsequent consideration of an investment in the same issuer. The business unit’s decision to purchase such securities on behalf of Client account must be independently reviewed by Investment Personnel with no personal interest in that issuer.

11. Limited Investment Opportunity (e.g. private placements, hedge funds, etc.). Covered Persons may not engage in a limited investment opportunity without first (a) giving Compliance a detailed written notification describing the transaction and (b) obtaining prior written permission from Compliance. Limited investment opportunities offered directly from Invesco to employees are not subject to pre-clearance requirements, including but not limited to the Invesco Real Estate ESCs and WLR funds. All Limited investment opportunities are subject to the reporting requirements outlined in section V below.

12. Excessive Short Term Trading in Funds. Covered Persons are prohibited from excessive short term trading of any mutual fund advised or sub-advised by Invesco Advisers, Inc. and are subject to various limitations outlined in the respective prospectus and other fund disclosure documents.

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B. Invesco Ltd. Securities

1.     No Covered Personmay effect short sales of Invesco Ltd. securities.

2.     No Covered Personmay engage in transactions in publicly traded options, such as puts, calls and other derivative securities relating to the Invesco Ltd’s securities, on an exchange or any other organized market.

3.     For all Covered Persons, transactions, including transfers by gift, in Invesco Ltd. securities are subject to pre-clearance regardless of the size of the transaction, and are subject to “black-out” periods established by Invesco Ltd. and holding periods prescribed under the terms of the agreement or program under which the securities were received.

4.     Holdings of Invesco Ltd. securities in Covered Persons’ accounts are subject to the reporting requirements specified in Section IV.A.8 of this Code.

C. Limitations on Other Personal Activities

1.     Outside Business Activities. Employees may not engage in any outside business activity, regardless of whether or not he or she receives compensation, without prior approval from Compliance. Absent prior written approval of Compliance, Employees may not serve as directors, officers, or employees of unaffiliated public or private companies, whether for profit or non-profit. If the outside business activity is approved, the Employee must recuse himself or herself from making Client investment decisions concerning the particular company or issuer as appropriate, provided that this recusal requirement shall not apply with respect to certain Invesco Advisers, Inc.’s Employees, who may serve on corporate boards as a result of, or in connection with, Client investments made in those companies. Employees must always comply with all applicable Invesco Ltd. policies and procedures, including those prohibiting the use of material non-public information in Client or employee personal securities transactions.

2.     Gift and Entertainment. The Invesco Ltd. Gifts and Entertainment Policy includes specific conditions under which Employees may accept or give Gifts or Entertainment. Where there are conflicts between a minimal standard established by a policy of Invesco Ltd. and the standards established by a policy of Invesco Advisers, Inc., including this Code, the latter shall control.

To avoid the appearance of any potential conflict of interest under no circumstances may an Employee:

•	Give or accept Gifts or Entertainment that may be considered excessive either in dollar value or frequency;

•	Give or accept cash or any possible cash equivalent from a broker or vendor;

•	Reimburse Business Partners for the cost of tickets that would be considered excessive or for travel related expenses without approval of Compliance; or

•	Provide or receive any Gift or Entertainment that is conditioned upon Invesco Advisers, Inc., its parents or affiliates doing business with the other entity or person involved.

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○

Gifts. Employees are prohibited from accepting or giving the following: a Gift valued in excess of annual FINRA limits; or Gifts from one person or firm valued in excess of annual FINRA limits in the aggregate during a calendar year period.

○

Entertainment. Examples of Entertainment that may be considered excessive in value include Super Bowls, the Masters, Wimbledon, Kentucky Derby, hunting trips, ski trips, etc. An occasional sporting event, golf outing or concert when accompanied by the Business Partner may not be excessive.

Employees who are unsure if an event would be permissible should contact compliance prior to attending to confirm if the event would be considered excessive.

3. U.S. Department of Labor Reporting: Under current U.S. Department of Labor (DOL) Regulations, Invesco Advisers, Inc. is required to disclose to the DOL certain specified financial dealings with a union or officer, agent, shop steward, employee, or other representative of a union (collectively referred to as “union officials”). Under the Regulations, practically any gift or entertainment furnished by Invesco Advisers, Inc.’s Employees to a union or union official is considered a payment reportable to the DOL.

Although the Regulations provide for a de minimis exemption from the reporting requirements for payments made to a union or union official that do not exceed $250 a year, that threshold applies to all of Invesco Advisers, Inc.’s Employees in the aggregate with respect to each union or union official. Therefore, it is Invesco Advisers, Inc.’s policy to require that ALL Gifts or Entertainment furnished by an Employee, regardless of whether the gift is given to a union or union official, be reported to Invesco Advisers, Inc. using the Invesco Advisers, Inc., Finance Department’s expense tracking application, Oracle E-Business Suite or any other application deployed for that purpose which has the capability to capture all the required details of the payment. In addition to reporting the Gift or Entertainment in the expense tracking system, Covered Persons must also follow department guidelines for reporting requirements in other systems such as Viaduct and/or SalesForce. Each item reported must include the name of the recipient, union affiliation, address, amount of payment, date of payment, purpose and circumstance of payment, including the terms of any oral agreement or understanding pursuant to which the payment was made.

Invesco Advisers, Inc. is obligated to report on an annual basis all payments, subject to the de minimis exemption, to the DOL on Form LM-10 Employer Report.

Covered Persons should contact Compliance if clarification is required regarding reporting requirements for payments to a union or union official. A failure to report a payment required to be disclosed will be considered a material violation of this Code. The DOL also requires all unions and union officials to report payments they receive from entities such as Invesco Advisers, Inc. and their Employees.

D. Parallel Investing Permitted

Subject to the provisions of this Code, Employees may invest in or own the same securities as those acquired or sold by Invesco Advisers, Inc. for its Clients.

V.	Reporting Requirements

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a. Initial Holdings Reports. Within 10 calendar days of becoming a Covered Person, each Covered Person must complete an Initial Holdings Report by inputting into the automated pre-clearance system, Star Compliance, the following information (the information must be current within 45 days of the date the person becomes a Covered Person):

•

A list of all security holdings, including the security name, the number of shares (for equities) and the principal amount (for debt securities) in which the Covered Person has direct or indirect Beneficial Interest. A Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e., a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements;

•	The security identifier for each Covered Security (CUSIP, symbol, etc.);

•

The name of any broker-dealer or bank with or through which the Covered Person maintains an account in which any securities (including any securities excluded from the definition of Covered Securities) are held for the direct or indirect benefit of the Covered Person; and

•	The date that the report is submitted by the Covered Person to Compliance.

b. Quarterly Transaction Reports. All Covered Persons must report, no later than 30 days after the end of each calendar quarter, the following information for all transactions during the quarter in a Covered Security in which a Covered Person has a direct or indirect Beneficial Interest:

•

The date of all transactions in that quarter, the security name, the number of shares (for equity securities); or the interest rate and maturity date (if applicable) and the principal amount (for debt securities) for each Covered Security;

•	The nature of the transaction (buy, sell, etc.);

•	The security identifier (CUSIP, symbol, etc.);

•	The price of the Covered Security at which the transaction was executed;

•	The name of the broker-dealer or bank executing the transaction; and

•	The date that the report is submitted by the Covered Person to Compliance.

All Covered Persons must submit a Quarterly Transaction Report regardless of whether they executed transactions during the quarter or not. If a Covered Person did not execute transactions subject to reporting requirements during a quarter, the report must include a representation to that effect. Covered Persons need not include transactions made through an limited investment opportunity, Automatic Investment Plan/Dividend Reinvestment Plan or similar plans and transactions in Covered Securities held in the Invesco 401(k) or accounts held directly with Invesco in the Quarterly Transaction Report.

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Additionally, Covered Persons must report information on any new brokerage account established by the Covered Person during the quarter for the direct or indirect benefit of the Covered Person (including Covered Securities held in a 401(k) or other retirement vehicle, including plans sponsored by Invesco Advisers, Inc. or its affiliates). The report shall include:

•	The date the account was established;

•	The name of the broker-dealer or bank; and

•	The date that the report is submitted by the Covered Person to Compliance.

Compliance may identify transactions by Covered Persons that technically comply with the Code for review based on any pattern of activity that has an appearance of a conflict of interest.

c. Annual Holdings Reports. All Covered Persons must report annually the following information, which must be current within 45 days of the date the report is submitted to Compliance:

•

A list of all security holdings, including the security name, the number of shares (for equities) or the interest rate and maturity date (if applicable) and principal amount (for debt securities) for each Covered Security in which the Covered Person has any direct or indirect Beneficial Interest;

•	The security identifier for each Covered Security (CUSIP, symbol, etc.);

•

The name of any broker-dealer or bank with or through which the Covered Person maintains an account in which any securities (including any securities excluded from the definition of Covered Securities) are held; for the direct or indirect benefit of the Covered Person; and

•	The date that the report is submitted by the Covered Person to Compliance.

d. Gifts and Entertainment Reporting.

•

Reporting of Gifts and Entertainment given to an Invesco Employee by a Client or Business Partner. All Gifts and Entertainment received by an Employee must be reported through the automated pre-clearance system within thirty (30) calendar days after the receipt of the Gift or the attendance of the Entertainment event. The requirement to report Entertainment includes dinners or any other event with a business partner of Invesco Advisers, Inc. in attendance.

•

Reporting of Gifts and Entertainment given by an Invesco Employee to a Client or Business Partner. All Gifts and Entertainment given by an Employee must be reported through the reporting requirements of the Employee’s business unit. All Employee’s should contact his or her manager or Compliance if they are not sure how to report gifts they intend to give or have given to a Client or Business Partner.

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e. Certification of Compliance. All Covered Persons must certify annually in writing that they have read and understand the Code and recognize that they are subject to the Code. In addition, all Covered Persons must certify in writing annually that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. If material changes are made to the Code during the year, these changes will also be reviewed and approved by Invesco Advisers, Inc. and the relevant funds’ boards. All Covered Persons must certify in writing within 30 days of the effective date of the amended code that they have read and understand the Code and recognize that they are subject to the Code.

VI.	Reporting of Potential Violations of Law or Invesco Policy

Invesco Advisers, Inc. has created several channels for Employees to raise potential violations . An Employee should first raise their concern with his or her supervisor, department head or with Invesco Advisers, Inc.’s General Counsel or Chief Compliance Officer. Human Resources matters should be directed to the Human Resources Department, an additional anonymous vehicle for reporting such concerns.

In the event that an Employee does not feel comfortable raising their concern through normal channels, the Employee may anonymously report suspected violations of law or Invesco policy, including this Code, by calling the toll-free Invesco Whistleblower Hotline at 1-855-234-9780. This hotline is available to employees of multiple operating units of Invesco Ltd. Employees may also report his or her concerns by visiting the Invesco Whistleblower Hotline website at: www.invesco.ethicspoint.com. To ensure confidentiality, the phone line and website are provided by an independent company and available 24 hours a day, 7 days a week. All submissions to the Invesco Whistleblower Hotline will be reviewed and handled in a prompt, fair and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these issues before they become more significant regulatory or legal issues.

VII. Administration of the Code of Ethics

Invesco Advisers, Inc. has used reasonable diligence to institute procedures reasonably necessary to prevent violations of this Code.

No less frequently than annually, Invesco Advisers, Inc. will furnish to the Affiliated Mutual Funds’ Boards of Trustees a written report that:

•

describes significant issues arising under the Code since the last report to the funds’ board, including information about material violations of the Code and sanctions imposed in response to material violations; and

•	certifies that Invesco Advisers, Inc. has adopted procedures reasonably designed to prevent Covered Persons from violating the Code.

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VIII.   Sanctions

Compliance will issue a letter of education to the Covered Persons involved in violations of the Code that are determined to be inadvertent or immaterial.

Invesco Advisers, Inc. may impose additional sanctions in the event of repeated violations or violations that are determined to be material or not inadvertent, including disgorgement of profits (or the differential between the purchase or sale price of the personal security transaction and the subsequent purchase or sale price by a relevant Client during the enumerated period), a letter of censure or suspension, or termination of employment.

IX.   Exceptions to the Code

Invesco Advisers, Inc.’s Chief Compliance Officer (or designee) may grant an exception to any provision in this Code.

X.   Definitions

•     “ Affiliated ETPs” generally includes all exchange traded products (exchange trade funds, exchange traded note and exchange traded commodities) advised or sub-advised by Invesco Advisers Inc., or whose investment adviser or principal underwriter controls is controlled by, or is under common control with Invesco Advisers Inc.

•     “Affiliated Mutual Funds” generally includes all open-end mutual funds advised or sub-advised by Invesco Advisers, Inc. or whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Invesco Advisers, Inc.

•     “Automatic Investment Plan/Dividend Reinvestment Plan” means a program in which regular purchases or sales are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

•     “Beneficial Interest” has the same meaning as the ownership interest of a “beneficial owner” pursuant to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“the ’34 Act”). To have a Beneficial Interest, Covered Persons must have directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have or share a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Thus a Covered Person is presumed to have a Beneficial Interest in securities held by members of his or her immediate family sharing the same household (i.e. a spouse or equivalent domestic partner, children, etc.) or by certain partnerships, trusts, corporations, or other arrangements.

•     “Client” means any account for which Invesco Advisers, Inc. is either the adviser or sub-adviser including Affiliated Mutual Funds.

•     “Control” has the same meaning as under Section 2(a)(9) of the Investment Company Act.

•     “Covered Person” means and includes:

○

any director, officer, full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any of Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties: makes, participates in, or obtains any information concerning any

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Client’s purchase or sale of Covered Securities or who is involved in making investment recommendations, or obtains information concerning investment recommendations, with respect to such purchase or sale of Covered Securities; or has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

○	all employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.
○

any other persons falling within the definition of Access Person under Rule 17j-1 of the Investment Company Act of 1940 , as amended (the “Investment Company Act”) or Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and such other persons that may be so deemed to be Covered Persons by Compliance.

Invesco Funds have created a separate Code of Ethics for Trustees of the Affiliated Mutual Funds. Independent Trustees are not Covered Persons under the Invesco Advisers, Inc. Code of Ethics. Trustees who are not Independent Trustees and are not Employees of Invesco are also not Covered Person under the Invesco Advisers, Inc. Code of Ethics, but must report his or her securities holdings, transactions, and accounts as required in the separate Code of Ethics for Trustees of the Affiliated Mutual Funds.

•	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act except that it does not include the following:

○	Direct obligations of the Government of the United States or its agencies;

○	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

○

Any open-end mutual fund not advised or sub-advised by Invesco Advisers, Inc. and whose investment adviser or principal underwriter does not control, is not controlled by, or is not under common control with Invesco Advisers Inc. All Affiliated Mutual Funds shall be considered Covered Securities regardless of whether they are advised or sub-advised by Invesco Advisers, Inc.;

○

Any unit investment trust, including unit investment trusts advised or sub-advised by Invesco Advisers, Inc. However, this definition shall not apply to any series of the PowerShares QQQ Trust or the BLDRS Index Fund Trust;

○

Invesco Ltd. stock because it is subject to the provisions of Invesco Ltd.’s Code of Conduct. Notwithstanding this exception, transactions in Invesco Ltd. securities are subject to all the pre-clearance and reporting requirements outlined in other provisions of this Code and any other corporate guidelines issued by Invesco Ltd.

•	“Employee” means and includes:

○

Any full or part time employee of Invesco Advisers, Inc. or any full or part time employee of any Invesco Advisers, Inc.’s affiliates that, in connection with his or her regular functions or duties, makes or participates in, or obtains any information concerning any Client’s purchase or sale of Covered Securities or who is involved in making or obtains information concerning

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investment recommendations with respect to such purchase or sales of Covered Securities; or who has access to non-public information concerning any Client’s purchase or sale of Covered Securities, access to non-public securities recommendations or access to non-public information concerning portfolio holdings of any portfolio advised or sub-advised by Invesco Advisers, Inc.

○	All employees of Invesco Ltd. located in the United States who are not covered by the Code of Ethics of a registered investment advisory affiliate of Invesco Ltd.

○

Any other persons falling within the definitions of Access Person or Advisory Person under Rule 17j-1 of the Investment Company Act or Rule 204A-1 under the Advisers Act and such other persons that may be deemed to be an Employee by Compliance.

•	“Gifts”, “Entertainment” and “Business Partner” have the same meaning as provided in the Invesco Ltd. Gifts and Entertainment Policy.

•	“Independent Trustee” means a Trustee who is not an interested person within the meaning of Section 2(a)(19) of the Investment Company Act.

•

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the ’34 Act.

•	“Invesco Advisers, Inc.’s -affiliated Broker-dealer” means Invesco Distributors, Inc. or Invesco Capital Markets, Inc. or their successors.

•

“Investment Personnel” means any full or part time Employee of Invesco Advisers, Inc. or any full or part time Employee of any Invesco Advisers, Inc.’s affiliates who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Covered Securities by Clients or any natural person who Controls a Client or an investment adviser and who obtains information concerning recommendations made to the Client regarding the purchase or sale of securities by the Client as defined in Rule 17j-1.

•	“Non-Investment Personnel” means any Employee that does not meet the definition of Investment Personnel as listed above.

•

“Private Securities Transaction” means any securities transaction relating to new offerings of securities which are not registered with the Securities and Exchange Commission, provided however that transactions subject to the notification requirements of Rule 3050 of the Financial Industry Regulatory Authority’s (FINRA) Conduct Rules, transactions among immediate family members (as defined in the interpretation of the FINRA Board of Governors on free-riding and withholding) for which no associated person receives any selling compensation, and personal securities transactions in investment company and variable annuity securities shall be excluded.

•

“Restricted List Securities” means the list of securities that are provided to the Compliance Department by Invesco Ltd. or investment departments, which include those securities that are restricted from purchase or sale by Client or Employee accounts for various reasons (e.g., large concentrated ownership positions that may trigger reporting or other securities regulatory issues,

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or possession of material, non-public information, or existence of corporate transaction in the issuer involving an Invesco Ltd. unit).

•	“Trustee” means any member of the Board of Trustees for an open-end mutual fund or closed-end fund advised or sub-advised by Invesco Advisers, Inc.

XI.	Invesco Ltd. Policies and Procedures

All Employees are subject to the policies and procedures established by Invesco Ltd., including the Code of Conduct, Insider Trading Policy, Political Contributions Policy and Gift and Entertainment Policy and must abide by all their requirements, provided that where there is a conflict between a minimal standard established by an Invesco Ltd. policy and the standards established by an Invesco Advisers, Inc. policy, including this Code, the latter shall control.

XII.	Global Ethics Office Contacts

•	Telephone Hotline: 1-877-331-CODE [2633]

•	E-Mail: codeofethicsnorthamerica@invesco.com

Last Revised: January 1, 2019

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